Exhibit 10(b)(o)

2003 LTIP- Restricted Stock/Restricted Stock Units

AGREEMENT (the “Agreement”) dated DATE (the “Grant Date”) providing for a grant of shares of common stock by C. R. Bard, Inc., a New Jersey corporation (the “Corporation”), to «Name_FirstLast» of «CITY», «STATE», an employee of the Corporation or one of its Subsidiaries (the “Employee”):

The Corporation has duly adopted the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time to time (the “Plan”), for selected employees, a copy of which is attached hereto and incorporated herein by reference. Any term capitalized herein but not defined shall have the same meaning as set forth in the Plan. In accordance with the Plan, the Committee has determined that the Employee will receive a grant of Shares, subject to the conditions set forth below (the “Restricted Shares”).1

1. Grant of the Restricted Shares. As of the Grant Date, the Corporation hereby grants to the Employee «Restricted_Received»Restricted Shares, on the terms and conditions hereinafter provided.

2. Vesting.

(a) Performance-Based Vesting.

(i) The Restricted Shares shall become vested based on performance objectives (“Performance Vested”) (and, therefore, become subject to Section 2(b)); provided, in each case, that the Employee is employed by the Corporation or one of its Subsidiaries on the Performance Vesting Date. [Performance-based vesting criteria based on earnings per share growth generally exclusive of items of an unusual or infrequent nature]

(ii) If the Employee ceases to be an employee of the Corporation and its Subsidiaries for any reason other than death or Disability prior to the Performance Vesting Date, the Committee may, in its sole discretion, deem some or all of such Restricted Shares to be Performance Vested. If the Restricted Shares have not become Performance Vested in accordance with Section 2(a)(i), and to the extent the Committee does not exercise its discretion to deem the Restricted Shares Performance Vested pursuant to the foregoing sentence, such Restricted Shares shall immediately terminate and be forfeited upon termination of employment (including any right to receive dividends with respect thereto).

(iii) The portion of the Restricted Shares that have become Performance Vested pursuant to Section 2(a)(i) or Section 2(a)(ii) is hereinafter referred to as the “Performance Vested Portion.”

(b) Time Vesting.

(i) The Performance Vested Portion of the Restricted Shares shall vest and become nonforfeitable on [an anniversary to be determined] of the Performance Vesting Date (such period, the “Restricted Period”) if the Employee remains employed by the Corporation or one of its Subsidiaries through the last day of such Restricted Period (“Time Vested”).2

[1]	Restricted Stock Units or RSUs, not Restricted Shares, are granted to non-US employees.
[2]

For employees other than Named Executive Officers, if on or prior to the seventh anniversary of the Grant Date (i) the Restricted Shares have not Performance Vested during any Performance Period or (ii) if Performance Vested Restricted Shares have not Time Vested, then notwithstanding anything to the contrary in this Agreement or the Plan, the Restricted Shares shall automatically become both Performance Vested and Time Vested and no longer subject to any of the vesting or transferability restrictions described in this Agreement.

(ii) If the Employee’s Employment with the Corporation and its Subsidiaries is terminated during the Restricted Period for any reason other than death or Disability, the Committee may, in its sole discretion, terminate the Restricted Period with respect to some or all of the Performance Vested Portion of the Restricted Shares, so that such Restricted Shares shall become Time Vested. If the Restricted Shares have not become Time Vested in accordance with Section 2(b)(i) or Section 2(b)(ii), and to the extent the Committee does not exercise its discretion to terminate the Restricted Period with respect to all Restricted Shares pursuant to the foregoing sentence, such Restricted Shares (even if Performance Vested) shall immediately terminate and be forfeited upon termination of employment (including any right to vote such Restricted Shares or receive dividends with respect thereto).

(c) Notwithstanding anything to the contrary in the Plan or this Agreement, if the Employee’s Employment with the Corporation and its Subsidiaries is terminated by reason of death or Disability, the Restricted Shares shall automatically become both Performance Vested and Time Vested and no longer subject to any of the vesting or transferability restrictions described in this Agreement.

(d) Notwithstanding anything to the contrary in the Plan or this Agreement, upon the occurrence of a Change of Control, the Restricted Shares shall automatically become both Performance Vested and Time Vested and no longer subject to any of the vesting or transferability restrictions described in this Agreement.3

3. No Right to Continued Employment. The granting, issuance or vesting of the Restricted Shares hereunder shall impose no obligation on the Corporation or any affiliate to continue the employment of the Employee and shall not lessen or affect the Corporation’s or any affiliate’s right to terminate the employment of such Employee.

4. Rights as a Stockholder. The Employee shall be the record owner of the Restricted Shares unless and until such Restricted Shares shall terminate and be forfeited pursuant to Section 2 hereof. As record owner, the Employee shall be entitled to all rights of a holder of common stock of the Corporation, including, without limitation, voting rights with respect to such Restricted Shares and the right to receive all dividends paid on such Restricted Shares; provided, however, that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Sections 5 and 6.

[3]	This provision is not included in Agreements with respect to any retention grant that may be awarded to Named Executive Officers

5. Certificates.

(a) Certificates evidencing the Restricted Shares shall be issued under the Plan by the Corporation as soon as practicable following the Grant Date and, when issued, shall be registered in the name of the Employee on the stock transfer books of the Corporation and deposited by the Employee with the Corporation. The certificates shall remain in the physical custody of the Corporation or its designee at all times prior to the Performance Vesting and Time Vesting of the Restricted Shares pursuant to Section 2. As a condition to the issuance of the Restricted Shares, the Employee shall deliver to the Corporation a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares. The certificates shall bear the following, or a substantially similar, legend:

The transferability of this certificate and the shares of common stock represented hereby is subject to the terms and conditions, including forfeiture, contained in the 2003 Long Term Incentive Plan of C. R. Bard, Inc. and an Agreement entered into between the registered owner and C. R. Bard, Inc. Copies of such Plan and Agreement are on file in the executive office of C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974.

(b) When the Restricted Shares have become both Performance Vested and Time Vested, the Corporation shall deliver within 60 days after such Time Vesting to the Employee, or the Employee’s legal representative, beneficiary or heir, a certificate or certificates, without the legend referred to in Section 5(a) above, for such Shares. At such time, this Agreement shall terminate as to those Shares.

(c) If the Corporation determines that any issuance or delivery of Shares to the Employee pursuant to this Agreement will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Act), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such laws, rules or regulations. Any such Shares shall be subject to such stop transfer orders and other restrictions as the Committee or the Corporation may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed and any applicable federal, state or foreign laws, rules or regulations. Certificates delivered to Employees may bear such legends as the Corporation may deem advisable.

6. Transferability. The Restricted Shares may not, at any time prior to becoming both Performance Vested and Time Vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Employee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Corporation or any affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Employee may designate a beneficiary, on a form supplied by the Corporation, who may receive the Restricted Shares under the terms hereof in the event of the Employee’s death. No such permitted transfer of the Restricted Shares to heirs or legatees of the

Employee shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of such evidence as the Committee or the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

7. Withholding. The Employee may be required to pay to the Corporation or one of its Subsidiaries, and the Corporation or one of its Subsidiaries shall have the right and is hereby authorized to withhold, any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, issuance or vesting of the Restricted Shares, as a condition to such grant, issuance or vesting, or as a result of any payment or transfer under or with respect to the Restricted Shares. The Committee may take such other action as may be advisable in the opinion of the Corporation to satisfy all obligations for the payment of such withholding taxes. The Employee may elect to pay all or a portion of the minimum amount of taxes required to be withheld by (a) delivery of Shares or (b) having Shares withheld by the Corporation from any Shares that would have otherwise been received by the Employee, such Shares in either case having an aggregate Fair Market Value at the time of payment equal to the amount of such withholding taxes. Notwithstanding the foregoing, Shares will be withheld by the Corporation to satisfy obligations for the payment of the minimum amount of withholding taxes in accordance with this Section 7 unless the Employee timely instructs the Corporate Human Resources Department otherwise in advance of the vesting date.

8. Securities Laws. Upon the issuance, vesting or delivery of any Restricted Shares, the Employee will make or enter into such written representations, warranties and agreements as the Corporation may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Employee at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate in writing to the Employee.

10. Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. No Limitation on Rights of the Corporation. The grant of the Restricted Shares shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

13. Restricted Shares Subject to Plan. By entering into this Agreement, the Employee agrees and acknowledges that the Employee has received and read a copy of the Plan and the related prospectus. The Restricted Shares are in all respects governed by the Plan and subject to all of the terms and provisions thereof. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the day and year first above written.

C. R. BARD, INC.

By:	Timothy M. Ring
Chairman & Chief Executive Officer

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Agreement.

Employee’s Signature	Date

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